Exhibit 10.1

Amendment to the PepsiCo, Inc. 2003 Long-Term Incentive Plan
(effective February 2, 2007)

The following text shall replace in its entirety the current text of Section 11 in the PepsiCo, Inc. 2003 Long-Term Incentive Plan:

11. Change in Control.

(a) Impact on Awards Granted Prior to February 2, 2007. Upon a Change in Control, the following shall apply with respect to Awards granted under the Plan prior to February 2, 2007:

(i) Options. Effective on the date of such Change in Control, all outstanding and unvested Options granted under the Plan shall immediately vest and become exercisable, and all Options then outstanding under the Plan shall remain outstanding in accordance with their terms. Notwithstanding anything to the contrary in this Plan, in the event that any Option granted under the Plan becomes unexercisable during its term on or after a Change in Control because: (i) the individual who holds such Option is involuntarily terminated (other than for cause) within two (2) years after the Change in Control; (ii) such Option is terminated or adversely modified; or (iii) Common Stock is no longer issued and outstanding, or no longer traded on a national securities exchange, then the holder of such Option shall immediately be entitled to receive a lump sum cash payment equal to (A) the gain on such Option or (B) only if greater than the gain and only with respect to NQSOs the Black-Scholes value of such Option (as determined by a nationally recognized independent investment banker chosen by PepsiCo), in either case calculated on the date such Option becomes unexercisable. For purposes of the preceding sentence, the gain on an Option shall be calculated as the difference between the closing price per share of Common Stock as of the date such Option becomes unexercisable less the Option Exercise Price.

(ii) Stock Appreciation Rights. Effective on the date of such Change in Control, all outstanding and unvested SARs granted under the Plan shall immediately vest and become exercisable, and all SARs then outstanding under the Plan shall remain outstanding in accordance with their terms. In the event that any SAR granted under the Plan becomes unexercisable during its term on or after a Change in Control because: (i) the individual who holds such SAR is involuntarily terminated (other than for cause) within two (2) years after the Change in Control; (ii) such SAR is terminated or adversely modified; or (iii) Common Stock is no longer issued and outstanding, or no longer traded on a national securities exchange, then the holder of such SAR shall immediately be entitled to receive a lump sum cash payment equal to the gain on such SAR. For purposes of the preceding sentence, the gain on a SAR shall be calculated as the difference between the closing price per share of Common Stock as of the date such SAR becomes unexercisable and the purchase price per share of Common Stock covered by the SAR.

(iii) Restricted Shares/Restricted Share Units. Upon a Change of Control all Restricted Shares and Restricted Share Units shall immediately vest and be distributed to Participants, effective as of the date of the Change of Control.

(iv) Performance Awards. Each Performance Award granted under the Plan that is outstanding on the date of the Change in Control shall immediately vest and the holder of such Performance Award shall be entitled to a lump sum cash payment equal to the amount of such Performance Award payable at the end of the Performance Period as if 100% of the Performance Goals have been achieved.

(b) Impact on Awards Granted on or After February 2, 2007. Upon a Change in Control, the following shall apply with respect to Awards granted under the Plan on or after February 2, 2007:

(i) If and to the extent that outstanding Awards under the Plan (A) are assumed by the successor corporation (or affiliate thereto) or (B) are replaced with equity awards that preserve the existing value of the Awards at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule and Performance Goals, as applicable, that are the same or more favorable to the Participants than the vesting schedule and Performance Goals applicable to the Awards, then all such Awards or such substitutes thereof shall remain outstanding and be governed by their respective terms and the provision of the Plan subject to Section 11(b)(iv) below.

(ii) If and to the extent that outstanding Awards under the Plan are not assumed or replaced in accordance with Section 11(b)(i) above, then upon the Change in Control the following treatment (referred to as “Change-in-Control Treatment”) shall apply to such Awards: (A) outstanding Options and SARs shall immediately vest and become exercisable; (B) the restrictions and other conditions applicable to outstanding Restricted Shares, Restricted Share Units and Stock Awards, including vesting requirements, shall immediately lapse; such Awards shall be free of all restrictions and fully vested; and, with respect to Restricted Share Units, shall be payable immediately in accordance with their terms or, if later, as of the earliest permissible date under Code Section 409A; and (C) outstanding Performance Awards granted under the Plan shall immediately vest and shall become immediately payable in accordance with their terms as if 100% of the Performance Goals have been achieved.

(iii) If and to the extent that outstanding Awards under the Plan are not assumed or replaced in accordance with Section 11(b)(i) above, then in connection with the application of the Change-in-Control Treatment set forth in Section 11(b)(ii) above, the Board may, in its sole discretion, provide for cancellation of such outstanding Awards at the time of the Change in Control in which case a payment of cash, property or a combination thereof shall be made to each such Participant upon the consummation of the Change in Control that is determined by the Board in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of PepsiCo’s securities relating to such Awards over the exercise or purchase price (if any) for such Awards.

(iv) If and to the extent that (A) outstanding Awards are assumed or replaced in accordance with Section 11(b)(i) above and (B) a Participant’s employment with, or performance of services for, the Company is terminated by the Company for any reasons other than Cause or by such Participant for Good Reason, in each case, within the two-year period commencing on the Change in Control, then, as of the date of such Participant’s termination, the Change-in-Control Treatment set forth in Section 11(b)(ii) above shall apply to all assumed or replaced Awards of such Participant then outstanding.

(v) Outstanding Options or SARs that are assumed or replaced in accordance with Section 11(b)(i) may be exercised by the Participant in accordance with the applicable terms and conditions of such Award as set forth in the applicable award agreement or elsewhere; provided, however, that Options or SARs that become exercisable in accordance with Section 11(b)(iv) may be exercised until the expiration of the original full term of such Option or SAR notwithstanding the other original terms and conditions of such Award.

(c) Timing of Payment. Any amount required to be paid pursuant to this Section 11 shall be paid as soon as practical after the date such amount becomes payable.

(d) Definition of Change in Control. “Change in Control” means the occurrence of any of the following events: (i) acquisition of 20% or more of the outstanding voting securities of PepsiCo, Inc. by another entity or group; excluding, however, the following (A) any acquisition by PepsiCo, Inc., or (B) any acquisition by an employee benefit plan or related trust sponsored or maintained by PepsiCo, Inc.; (ii) during any consecutive two-year period, persons who constitute the Board of Directors of PepsiCo, Inc. (the “Board”) at the beginning of the period cease to constitute at least 50% of the Board (unless the election of each new Board member was approved by a majority of directors who began the two-year period); (iii) PepsiCo, Inc. shareholders approve a merger or consolidation of PepsiCo, Inc. with another company, and PepsiCo, Inc. is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of PepsiCo, Inc.; (iv) PepsiCo, Inc. shareholders approve a plan of complete liquidation of PepsiCo, Inc. or the sale or disposition of all or substantially all of PepsiCo, Inc.’s assets; or (v) any other event, circumstance, offer or proposal occurs or is made, which is intended to effect a change in the control of PepsiCo, Inc., and which results in the occurrence of one or more of the events set forth in clauses (i) through (iv) of this paragraph.

(e) Definition of Cause. For purposes of this Section 11, “Cause” means with respect to any Participant, unless otherwise provided in the applicable award agreement, (i) the Participant’s willful misconduct that materially injures the Company; (ii) the Participant’s conviction of a felony or a plea of nolo contendere by Participant with respect to a felony; or (iii) the Participant’s continued failure to substantially perform his or her duties with the Company (other than by reason of the Participant’s disability) after written demand by the Company that identifies the manner in which the Company believes that the Participant has not performed his or her duties. A termination for Cause must be communicated to the Participant by written notice that specifies the event or events claimed to provide a basis for termination for Cause.

(f) Definition of Good Reason. For purposes of this Section 11, “Good Reason” means with respect to any Participant, unless otherwise provided in the applicable award agreement, without the Participant’s written consent, (i) the Company’s requiring the Participant’s principal place of employment to be based at any location in excess of thirty-five (35) miles from his or her primary place of employment as it existed immediately prior to the Change in Control except for reasonably required travel on the Company’s business that is not greater than such travel requirements prior to the Change in Control; (ii) a reduction in the Participant’s base salary or wage rate or target annual or long-term cash incentive opportunities as in effect immediately prior to the Change in Control (other than an isolated, insubstantial and inadvertent failure that is promptly remedied by the Company upon notice from the Participant) or failure to provide compensation and benefits that are substantially similar in the aggregate to those provided for by the Company immediately prior to the Change in Control; or (iii) a material reduction in the Participant’s job responsibilities, position or duties with the Company as in effect immediately prior to the Change in Control. A termination for Good Reason must be communicated to the Company by written notice that specifies the event or events claimed to provide a basis for termination for Good Reason; provided that the Participant’s written notice must be tendered within ninety (90) days of the occurrence of such event or events.

(g) Exclusive Rights. The rights provided by this Section are the exclusive rights that are available with respect to any Award in the event of a Change in Control.